EXHIBIT 99.1

For further information:
Lori A. Gwizdala, CFO
Chemical Financial Corporation
989 839 5358

For Immediate Release

Chemical Financial Corporation Reports Second Quarter 2007 Earnings

          MIDLAND, MI., July 23, 2007 -- Chemical Financial Corporation's (Nasdaq: CHFC) Board of Directors today announced 2007 second quarter net income of $9.5 million, or $0.39 per diluted share, versus net income of $12.2 million, or $0.49 per diluted share, in the second quarter of 2006.

          Net income was $18.6 million, or $0.75 per diluted share, for the six months ended June 30, 2007, compared to net income of $24.1 million, or $0.96 per diluted share, for the six months ended June 30, 2006.

          "Michigan's struggling economy, the flattened interest yield curve environment and increased nonperforming loans continued to depress the quarter's and six month's operating results. Net interest income declined slightly and operating expenses increased due primarily to one-time charges associated with our previously announced retail banking reorganization. Additionally, credit quality, exacerbated by the state's economic condition, required a higher provision for loan losses." said David B. Ramaker, Chairman, President and Chief Executive Officer of Chemical Financial Corporation. "The Michigan economy continues to stagnate - it was the only state in the nation which did not grow in 2006. In fact, Michigan's GDP through year-end 2006 has contracted at a compound annual rate of 0.3 percent since 2004, versus the national GDP growth rate of 3.4 percent during that same period. While there are signs that the economy is bottoming out, there is little evidence of a return to growth anytime soon."

          "On the other hand, we are seeing some encouraging signs. After declining for nine consecutive quarters, our net interest margin and net interest income in the second quarter of 2007 increased over the first quarter of 2007, although remain below prior year levels. Additionally, the retail banking reorganization is on schedule. We remain committed to our strategy of increasing earnings by driving revenue growth through increased products sold to existing customer households, while diligently controlling expenses," added Ramaker.

          The Company's previously announced retail banking reorganization, which involves realigning its 15 community bank network structure into four regions and consolidating numerous back office and support functions, is progressing well. During the quarter, the Company recognized reorganization costs, including severance and early retirement costs, of $1.6 million. Furthermore, the Company now anticipates that it will incur additional charges related to the reorganization in the second half of 2007 of roughly $0.7 million, which will result in higher reorganization costs than the originally anticipated and previously announced $1.5 million. The Company also projects that total annual expense savings from the reorganization will total $2.3 million in 2008, slightly higher than the $2.0 million in annual savings originally anticipated.

          Net interest income was $32.4 million in the second quarter of 2007, a decrease of 2.4 percent from second quarter 2006 net interest income of $33.2 million. The decrease in net interest income was attributable primarily to the decrease in net interest margin. The net interest margin (on a tax-equivalent basis) in the second quarter of 2007 was 3.70 percent, down from 3.88 percent in the second quarter of 2006, but up slightly from 3.66 percent in the first quarter of 2007. The decline in net interest margin from the prior year was primarily attributable to increases in interest rates paid on interest-bearing liabilities exceeding increases in interest rates earned on interest-earning assets, as deposits repriced more rapidly than loans in the rising interest rate environment experienced in the past 12 months.

          Total assets were $3.78 billion at June 30, 2007, approximately the same as December 31, 2006, and up from $3.73 billion at June 30, 2006. At June 30, 2007, total loans were $2.80 billion, versus $2.81 billion at December 31, 2006 and $2.76 billion at June 30, 2006. The increase in loans since June 30, 2006 was attributable to the branch acquisitions completed in August 2006. Over the past twelve months, increases in residential real estate, commercial real estate and consumer loans have offset modest declines in commercial and real estate construction loans. Investment securities were $621 million at June 30, 2007, up slightly from $615 million at December 31, 2006 but down from $646 million at June 30, 2006. The decrease in investment securities was primarily attributable to the Company using excess liquidity from maturing investment securities to fund higher yielding loan growth.

          Total deposits were $2.94 billion at June 30, 2007, up from $2.90 billion at December 31, 2006 and from $2.79 billion at June 30, 2006. Wholesale borrowings, primarily Federal Home Loan Bank advances, totaled $135 million at June 30, 2007, down $40 million, or 23 percent, from $175 million at December 31, 2006 and down $125 million, or 48 percent, from $260 million at June 30, 2006.

          The provision for loan losses was $2.50 million in the second quarter of 2007, compared to $1.63 million in the first quarter of 2007 and $0.40 million in the second quarter of 2006. Net loan charge-offs were $1.26 million in the second quarter of 2007, up from $0.71 million in the first quarter of 2007 and up from $0.92 million in the second quarter of 2006. The increases in the provision for loan losses in the second quarter of 2007, as compared to both the previous year's quarter and the first quarter of 2007, were reflective of the overall deterioration in credit quality during both periods. The allowance for loan losses of $36.25 million at June 30, 2007 was 1.30 percent of total loans, up from 1.25 percent of total loans at March 31, 2007 and 1.22 percent at June 30, 2006. At June 30, 2007, nonperforming loans as a percentage of total loans were 1.71 percent, up from 1.26 percent at March 31, 2007 and 0.99 percent at June 30, 2006.

          At June 30, 2007, nonperforming assets (nonperforming loans and repossessed assets) totaled $57.0 million, up from $44.4 million at March 31, 2007, and from $36.9 million at June 30, 2006. Nonperforming loans were $47.8 million at June 30, 2007, up from $35.2 million at March 31, 2007 and $26.9 million at December 31, 2006. The increases in nonperforming loans from both December 31, 2006 and March 31, 2007 to June 30, 2007 occurred primarily in the real estate commercial and real estate construction-commercial loan categories. Nonperforming real estate commercial and real estate construction-commercial loans were $30.1 million at June 30, 2007, up from $20.2 million at March 31, 2007 and $14.6 million at December 31, 2006. The increase in nonperforming real estate commercial and real estate construction-commercial loans during the second quarter of 2007 was primarily attributable to the addition of seven customer relationships with borrowings between $0.5 million and $2.2 million and totaling $9.5 million.

          The allowance for loan losses as a percent of nonperforming loans has fallen from 100 percent at March 31, 2007 to 76 percent at June 30, 2007. The Company's $47.8 million of nonperforming loans at June 30, 2007 included commercial and real estate commercial loans totaling $22 million which have been individually analyzed and at that time deemed to have sufficient collateral values so as not to require an allocation of the allowance for loan losses to these loans.

          Total noninterest income was $11.36 million in the second quarter of 2007, up $0.84 million, or 8 percent, from $10.52 million in the second quarter of 2006. The increase was due to an increase in other noninterest income that was attributable to gains realized on the sale of a branch office building and the sale of a parcel of excess land contiguous to an existing branch office.

          Operating expenses in the second quarter of 2007 were $27.2 million, up from $25.1 million in the second quarter of 2006; due primarily to the reorganization costs incurred as a result of the Company's retail banking reorganization. Excluding these charges, operating expenses for the quarter would have increased by $0.5 million, or 2.0 percent. The Company's efficiency ratio was 61.4 percent in the second quarter of 2007, down from 63.2 percent in the first quarter of 2007 and up from 56.8 percent in the second quarter of 2006. The increase in the efficiency ratio from the prior year's quarter was attributable to both the decrease in net interest income and the increase in operating expenses, due largely to the $1.6 million of reorganization expenses.

          During the second quarter of 2007, the Company repurchased 449,800 shares of its common stock (on the open market) at an average price of $26.96 per share, bringing total share repurchases for the year 2007 to 472,800 shares. At June 30, 2007, the Company had 50,200 additional shares available for repurchases under the April 2007 authorization from its Board of Directors. On July 18, 2007, the Company announced that its Board of Directors authorized repurchases of up to 500,000 additional shares.

          The Company's return on average assets during the second quarter of 2007 was 1.00 percent, up from 0.97 percent in the first quarter of 2007 but down from 1.32 percent in the second quarter of 2006. The decline in return on assets resulted in a decline in return on average equity to 7.5 percent in the second quarter of 2007 from 9.7 percent in the second quarter of 2006. At June 30, 2007, the Company's book value stood at $20.79 per share versus $20.32 per share at June 30, 2006.

          Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At June 30, 2007, the Company had total assets of $3.78 billion. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Chemical Financial Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in the Company's Annual Report on Form 10-K for the year ended December 31, 2006; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized at all or within expected time frames; and the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	June 30 2007	December 31 2006	June 30 2006
Assets:
Cash and cash due from banks	$103,910	$135,544	$110,457
Federal funds sold	86,200	49,500	36,500
Interest-bearing deposits with unaffiliated banks	5,487	5,712	5,211

Investment securities - available for sale	513,954	520,867	549,532
Investment securities - held to maturity	106,792	94,564	96,518
Other securities	22,135	22,131	25,683

Loans held for sale	6,560	5,667	7,326

Loans:
Commercial loans	522,535	545,591	536,099
Real estate commercial loans	735,510	726,554	706,213
Real estate construction loans	132,900	145,933	155,463
Real estate residential loans	845,432	835,263	805,081
Consumer loans	559,955	554,319	554,492
Total Loans	2,796,332	2,807,660	2,757,348
Less: Allowance for loan losses	36,254	34,098	33,638
Net Loans	2,760,078	2,773,562	2,723,710

Premises and equipment	48,313	49,475	44,736
Goodwill	69,908	70,129	63,293
Other intangible assets	7,757	8,777	6,936
Interest receivable and other assets	53,820	53,319	61,475
Total Assets	$3,784,914	$3,789,247	$3,731,377

Liabilities:
Noninterest-bearing deposits	$544,555	$551,177	$535,537
Interest-bearing deposits	2,391,323	2,346,908	2,255,816
Total Deposits	2,935,878	2,898,085	2,791,353
Interest payable and other liabilities	22,156	29,235	24,315
Short-term borrowings	185,357	208,969	276,267
Federal Home Loan Bank advances - long-term	135,049	145,072	135,072
Total Liabilities	3,278,440	3,281,361	3,227,007

Shareholders' Equity:
Common stock, $1 par value per share	24,365	24,828	24,817
Surplus	356,532	368,554	368,562
Retained earnings	135,054	123,454	121,457
Accumulated other comprehensive loss	(9,477)	(8,950)	(10,466)
Total Shareholders' Equity	506,474	507,886	504,370
Total Liabilities and Shareholders' Equity	$3,784,914	$3,789,247	$3,731,377

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended June 30		Six Months Ended June 30
(In thousands, except per share data)	2007	2006	2007	2006
Interest Income:
Interest and fees on loans	$48,138	$45,474	$95,504	$89,184
Interest on investment securities:
Taxable	6,233	6,176	12,368	12,518
Tax-exempt	666	611	1,330	1,231
Dividends on other securities	357	348	573	689
Interest on federal funds sold	1,617	621	3,062	1,572
Interest on deposits with unaffiliated banks	75	161	174	474
Total Interest Income	57,086	53,391	113,011	105,668

Interest Expense:
Interest on deposits	20,917	16,496	41,253	31,570
Interest on short-term borrowings	1,866	1,869	3,774	3,437
Interest on Federal Home Loan Bank advances - long-term	1,883	1,809	3,790	3,853
Total Interest Expense	24,666	20,174	48,817	38,860
Net Interest Income	32,420	33,217	64,194	66,808
Provision for loan losses	2,500	400	4,125	860
Net Interest Income after
Provision for Loan Losses	29,920	32,817	60,069	65,948

Noninterest Income:
Service charges on deposit accounts	5,236	5,356	10,204	10,453
Trust and investment services revenue	2,087	2,094	4,187	4,099
Other charges and fees for customer services	2,376	2,255	4,818	4,387
Mortgage banking revenue	628	490	1,070	913
Investment securities gains	-	-	4	-
Other	1,029	323	1,116	498
Total Noninterest Income	11,356	10,518	21,399	20,350

Operating Expenses:
Salaries, wages and employee benefits	15,773	14,012	30,512	28,602
Occupancy	2,771	2,421	5,360	5,019
Equipment	2,381	2,345	4,685	4,533
Other	6,296	6,298	13,422	12,043
Total Operating Expenses	27,221	25,076	53,979	50,197
Income Before Income Taxes	14,055	18,259	27,489	36,101
Provision for federal income taxes	4,543	6,030	8,936	11,975
Net Income	$9,512	$12,229	$18,553	$24,126

Net income per share:
Basic	$0.39	$0.49	$0.75	$0.96
Diluted	0.39	0.49	0.75	0.96

Cash dividends per share	$0.285	$0.275	$0.570	$0.550

Average shares outstanding:
Basic	24,644	24,977	24,738	25,036
Diluted	24,655	25,010	24,752	25,075

Chemical Financial Corporation Announces Second Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in thousands)	2007	2006	2007	2006
Average Balances
Total assets	$3,797,749	$3,716,069	$3,793,283	$3,743,665
Total interest-earning assets	3,566,517	3,480,772	3,560,228	3,508,098
Total loans	2,796,902	2,731,421	2,797,752	2,713,680
Total deposits	2,931,977	2,840,341	2,925,820	2,856,318
Total interest-bearing liabilities	2,729,085	2,645,501	2,728,594	2,676,890
Total shareholders' equity	510,902	507,888	511,108	508,228

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.70%	3.88%	3.68%	3.89%
Efficiency ratio	61.4%	56.8%	62.3%	57.0%
Return on average assets	1.00%	1.32%	0.99%	1.30%
Return on average shareholders' equity	7.5%	9.7%	7.3%	9.6%
Average shareholders' equity as a
percent of average assets	13.5%	13.7%	13.5%	13.6%
Tangible shareholders' equity as a
percent of total assets			11.6%	11.9%
Total risk-based capital ratio			17.5%	17.9%

	June 30 2007	March 31 2007	December 31 2006	September 30 2006	June 30 2006
Credit Quality Statistics
Nonaccrual loans	$36,119	$28,748	$20,239	$23,113	$17,636
Loans 90 or more days past due
and still accruing	11,704	6,441	6,671	9,505	9,618
Total nonperforming loans	47,823	35,189	26,910	32,618	27,254
Repossessed assets (RA)	9,177	9,250	8,852	10,062	9,615
Total nonperforming assets	57,000	44,439	35,762	42,680	36,869
Net loan charge-offs (year-to-date)	1,969	707	5,650	1,810	1,370

Allowance for loan losses as a
percent of total loans	1.30%	1.25%	1.21%	1.25%	1.22%
Allowance for loan losses as a
percent of nonperforming loans	76%	100%	127%	108%	123%
Nonperforming loans as a
percent of total loans	1.71%	1.26%	0.96%	1.16%	0.99%
Nonperforming assets as a
percent of total loans plus RA	2.03%	1.58%	1.27%	1.51%	1.33%
Nonperforming assets as a
percent of total assets	1.51%	1.16%	0.94%	1.11%	0.99%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.14%	0.10%	0.20%	0.09%	0.10%

	June 30 2007	March 31 2007	December 31 2006	September 30 2006	June 30 2006
Additional Data - Intangibles
Goodwill	$69,908	$69,908	$70,129	$70,999	$63,293
Core deposits and other intangibles	5,455	5,886	6,379	7,030	4,743
Mortgage servicing rights (MSR)	2,302	2,299	2,398	2,533	2,193
Amortization of intangibles (quarter only)	665	734	857	618	683

Chemical Financial Corporation Announces Second Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	June 30 2007	March 31 2007	December 31 2006	September 30 2006	June 30 2006
Nonaccrual loans:
Commercial	$5,810	$4,891	$4,203	$4,124	$3,738
Real estate commercial	19,163	14,621	9,612	11,329	7,385
Real estate construction-commercial	4,483	3,283	2,552	2,017	1,735
Real estate residential	4,967	4,660	2,887	4,455	3,892
Consumer	1,696	1,293	985	1,188	886
Total nonaccrual loans	36,119	28,748	20,239	23,113	17,636
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	1,564	2,030	1,693	3,151	1,903
Real estate commercial	5,561	2,342	2,232	3,081	5,569
Real estate construction-commercial	884	-	174	-	179
Real estate residential	2,352	1,350	1,158	1,857	1,618
Consumer	1,343	719	1,414	1,416	349
Total accruing loans contractually past due 90 days or more as to interest or principal payments	11,704	6,441	6,671	9,505	9,618
Total nonperforming loans	47,823	35,189	26,910	32,618	27,254
Other real estate and repossessed assets	9,177	9,250	8,852	10,062	9,615
Total nonperforming assets	$57,000	$44,439	$35,762	$42,680	$36,869

Chemical Financial Corporation Announces Second Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	June 30 2007	March 31 2007	December 31 2006	September 30 2006	June 30 2006
Allowance for loan losses at beginning of period	$35,016	$34,098	$35,348	$33,638	$34,154
Loans charged off:
Commercial	(435)	(429)	(1,056)	(52)	(244)
Real estate commercial	(186)	(74)	(964)	-	(600)
Real estate construction	(221)	(67)	(1,201)	-	-
Real estate residential	(96)	(18)	(108)	(101)	(109)
Consumer	(488)	(350)	(677)	(475)	(344)
Total loan charge-offs	(1,426)	(938)	(4,006)	(628)	(1,297)
Recoveries of loans previously charged off:
Commercial	42	99	52	58	138
Real estate commercial	-	1	1	2	1
Real estate residential	1	1	-	1	97
Consumer	121	130	113	127	145
Total loan recoveries	164	231	166	188	381
Net loan charge-offs	(1,262)	(707)	(3,840)	(440)	(916)
Provision for loan losses	2,500	1,625	2,590	1,750	400
Allowance of branches acquired	-	-	-	400	-
Allowance for loan losses at end of period	$36,254	$35,016	$34,098	$35,348	$33,638

Chemical Financial Corporation Announces Second Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	2nd Qtr. 2007	1st Qtr. 2007	4th Qtr. 2006	3rd Qtr. 2006	2nd Qtr. 2006
Summary of Operations
Interest income	$57,086	$55,925	$56,199	$55,556	$53,391
Interest expense	24,666	24,151	23,510	22,817	20,174
Net interest income	32,420	31,774	32,689	32,739	33,217
Provision for loan losses	2,500	1,625	2,590	1,750	400
Net interest income after provision
for loan losses	29,920	30,149	30,099	30,989	32,817
Noninterest income	11,356	10,043	9,901	9,896	10,518
Noninterest expense	27,221	26,758	23,481	24,196	25,076
Income taxes	4,543	4,393	5,291	5,199	6,030
Net income	$9,512	$9,041	$11,228	$11,490	$12,229

Per Common Share Data
Net income:
Basic	$0.39	$0.36	$0.45	$0.46	$0.49
Diluted	0.39	0.36	0.45	0.46	0.49
Cash dividends	0.285	0.285	0.275	0.275	0.275
Book value	20.79	20.86	20.46	20.70	20.32